UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): February 1, 2024

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2024, FOXO Technologies Inc., a Delaware corporation (the “Company”), entered into a Strata Purchase Agreement (the “Strata Purchase Agreement”) with ClearThink Capital Partners, LLC (“ClearThink”). Pursuant to the Strata Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the Registration Statement (as defined below), ClearThink has agreed to purchase from the Company, from time to time upon delivery by the Company to ClearThink of request notices (each a “Request Notice”), and subject to the other terms and conditions set forth in the Strata Purchase Agreement, up to an aggregate of $5,000,000 of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The purchase price of the shares of common stock to be purchased under the Strata Purchase Agreement will be equal to the closing price of the Common Stock on the Purchase Date (as defined in the Strata Purchase Agreement).

Each purchase under the Strata Purchase Agreement will be in a minimum amount of $25,000 and a maximum amount equal to the lesser of (i) $1,000,000 and (ii) 300% of the average daily trading value of the Common Stock over the ten days preceding the Request Notice date. In addition, Request Notices must be at least 10 business days apart and the shares issuable pursuant to a Request Notice, when aggregated with the shares then held by ClearThink on the Request Notice date, may not exceed 9.99% of the outstanding Common Stock. The Strata Purchase Agreement further provides that the Company may not issue, and ClearThink may not purchase, any shares of Common Stock under the Strata Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by ClearThink and its affiliates, would result in the beneficial ownership by ClearThink and its affiliates of more than 9.99% of the then issued and outstanding shares of Common Stock.

Pursuant to the Strata Purchase Agreement, if within 24 months of the date of satisfaction of the commencement conditions set forth in the Strata Purchase Agreement, the Company seeks to enter into an equity credit line or another agreement for the sale of securities with a structure comparable to the structure in the Strata Purchase Agreement, the Company will first negotiate in good faith with ClearThink as to the terms and conditions of such agreement.

In connection with the Strata Purchase Agreement, the Company entered into a Registration Rights Agreement with ClearThink under which the Company agreed to file, within 60 days of executing definitive documents, a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) covering the shares of Common Stock issuable under the Strata Purchase Agreement (the “Registration Rights Agreement”).

The Strata Purchase Agreement provides that the Company will not be permitted to issue any shares of Common Stock pursuant to the Strata Purchase Agreement or the SPA if such issuance would cause (i) the aggregate number of shares of Common Stock issued to ClearThink pursuant to such agreements to exceed 9.99% of the outstanding shares of Common Stock immediately prior to the date of such agreements, unless shareholder approval pursuant to the rules and regulations of the NYSE American (or such other exchange on which the Common Stock is then listed) has been obtained or (ii) the Company to breach any of the rules or regulations of the NYSE American or such other exchange on which the Common Stock is then listed (the “Exchange Cap”).

J.H. Darbie & Co., Inc. (the “Finder”), a registered broker-dealer, acted as a finder in connection with the transactions contemplated by the Strata Purchase Agreement. Pursuant to the terms of a Finder’s Fee Agreement, dated as of October 9, 2023 (the “Finder Agreement”), the Company will pay the Finder a cash fee equal to 4% of the gross proceeds received by the Company from the transactions contemplated by the Strata Purchase Agreement. The Company also agreed to issue to the Finder a 5-year warrant to purchase shares of Common Stock equal to 1% warrant coverage based on the amount raised from these transactions with an exercise price per share equal to 110% of the Transaction (as defined in the Finder Agreement) or the public market closing price of the Company’s Common Stock on the date of the Transaction, whichever is lower, subject to anti-dilutive price protection and participating registration rights. The term of the Finder Agreement is for 90 days (the “Term”) and both parties may terminate the Finder Agreement upon five days’ written notice. The Finder will be entitled to its finder’s fee if (i) during the 12 months following termination or expiration of the Finder’s Agreement, any third-party investor introduced to the Company by the Finder (an “Introduced Party”) purchases equity or debt securities from the Company or (ii) during the Term, an Introduced Party enters into an agreement to purchase securities from the Company which is consummated at any time thereafter.

The foregoing descriptions of the Strata Purchase Agreement and the Registration Rights Agreement are intended to be a summary and are qualified in its entirety by reference to such agreements, which have been filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Strata Purchase Agreement, dated as of February 1, 2024, by and between the Company and ClearThink Capital Partners, LLC.
99.2	Registration Rights Agreement, dated as of February 1, 2024, by and between the Company and ClearThink Capital Partners, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

Date: February 7, 2024	By:	/s/ Mark White
		Name:	Mark White
		Title:	Interim Chief Executive Officer

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